Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney, VP, Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES Q-4 AND FULL YEAR RESULTS FOR 2008:

PROVIDES EARNINGS GUIDANCE FOR 2009

NATICK, MA — March 4, 2009 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $52.7 million, or $0.91 per diluted share, for the fourth quarter ended January 31, 2009. These results included post-tax income of $1.3 million, or $0.02 per diluted share, related to favorable state income tax audit settlements. Adjusting for the income tax audit settlements, on a non-GAAP basis, net income was $51.3 million, or $0.89 per diluted share.

For the fourth quarter ended February 2, 2008, net income was $50.2 million, or $0.80 per diluted share.

Fourth Quarter	2008		2007
($ in millions except per share amounts)	$	Diluted EPS	$	Diluted EPS
Reported net income GAAP	$52.7	$0.91	$50.2	$0.80
Post-tax adjustment:
Income from favorable state income tax audits	$(1.3)	$(0.02)	—	—

Adjusted net income non-GAAP	$51.3	$0.89	$50.2	$0.80
# of Shares (in thousands)	57,774		62,680

For the full year 2008, net income was $134.6 million, or $2.28 per diluted share. These results included, on a per diluted share basis, unusual income of $0.06 for favorable state income tax audit settlements, and unusual expense of $0.01 for the club closing reserve. Adjusting for the foregoing items, adjusted net income on a non-GAAP basis was $131.8 million, or $2.23 per diluted share for 2008.

For the full year 2007, net income was $122.9 million, or $1.90 per diluted share. These results included, on a per diluted share basis, unusual income of $0.05 for favorable state income tax audit settlements, $0.04 for a ProFoods lease reserve adjustment, and $0.01 from the sale of pharmacy assets during the first quarter. Adjusting for the foregoing items, adjusted net income on a non-GAAP basis was $116.3 million, or $1.80 per diluted share for 2007.

Full Year	2008		2007
($ in millions except per share amounts)	$	Diluted EPS	$	Diluted EPS
Reported net income GAAP	$134.6	$2.28	$122.9	$1.90
Post-tax adjustments:
Income from favorable state income tax audits	$(3.3)	$(0.06)	$(3.6)	$(0.05)
Expense for club closing reserve	$0.5	$0.01	—	—
Income from a ProFoods lease reserve adjustment			$(2.4)	$(0.04)
Income from the sale of Pharmacy assets			$(0.6)	$(0.01)

Subtotal of unusual items	$(2.8)	$(0.05)	$(6.5)	$(0.10)
Adjusted net income non-GAAP	$131.8	$2.23	$116.3	$1.80
# of Shares (in thousands)	58,949		64,557

-More-

BJ’s Wholesale Club

March 4, 2009

Net sales for the fourth quarter of 2008 rose by 3.2% to $2.5 billion and comparable club sales increased by 1.7%, including an unfavorable impact from sales of gasoline of 4.7%. Merchandise comparable club sales excluding gas increased by 6.4%.

Net sales for the full year 2008 increased by 11.5% to $9.8 billion and comparable club sales increased by 9.4%, including a favorable impact from sales of gasoline of 3.0%. Merchandise comparable club sales excluding gas increased by 6.4%.

During the fourth quarter of 2008, the Company repurchased 1.8 million shares of BJ’s common stock at an average cost of $31.12 per share, for a total expenditure of approximately $57 million. For the year, BJ’s repurchased 5.1 million shares of common stock at an average cost of $33.69 per share, for a total expenditure of approximately $170 million. As of January 31, 2009, the end of the fiscal year, approximately $209 million remained available for repurchase under the existing Board authorization. The Company subsequently spent approximately $70 million on share repurchases in February, 2009.

Outlook for 2009

For 2009, the Company is planning for net income of $123 to $129 million, or $2.26 to $2.36 per diluted share. The earnings per share estimate is based on fully diluted shares in the range of 54 to 55 million, and assumes total share repurchases of approximately $100 million.

BJ’s management will host a conference call today at 8:30 a.m. ET to discuss information included in this press release and related matters. The conference call will be available through webcast and replay from BJ’s investor relations website at http://www.bjsinvestor.com/events.cfm.

February, 2009 Sales Results

In a separate release, the Company also announced today its sales results for February 2009.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 180 BJ’s Wholesale clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Non-GAAP Measures

This press release includes the non-GAAP financial measure of adjusted net income. Management uses this non-GAAP measure internally in reviewing the Company’s performance and believes that the presentation of adjusted net income aids investors’ understanding of historical and expected financial results and in the comparability of financial information from period to period. Specifically, management believes that the income related to favorable income tax audit settlements and the expense related to the Company’s reserve for closed clubs in 2008, as well as the income tax audit settlements, the Pro Foods lease reserve adjustment and the sale of pharmacy assets in 2007, are outside the ordinary course of the Company’s business, and that such income and expense are not expected to recur. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

-More-

BJ’s Wholesale Club

March 4, 2009

Forward-Looking Statements

Statements contained in this press release that are not purely historical, including earnings guidance, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 2, 2008 and subsequent quarterly reports on SEC Form 10-Q for the fiscal year ended January 31, 2009. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change.

- See Attached Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Quarter Ended		Fiscal Year Ended
	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008
Net sales	$2,502,085	$2,424,537	$9,802,237	$8,791,618
Membership fees	44,655	44,530	177,530	175,782
Other revenues	11,249	10,817	47,599	47,065

Total revenues	2,557,989	2,479,884	10,027,366	9,014,465

Cost of sales, including buying and occupancy costs	2,268,147	2,205,901	9,003,978	8,090,581
Selling, general and administrative expenses	201,930	187,954	798,725	724,077
Preopening expenses	2,059	1,151	3,736	4,555

Operating income	85,853	84,878	220,927	195,252
Interest income (expense), net	(29)	1,432	764	3,742

Income from continuing operations before income taxes	85,824	86,310	221,691	198,994
Provision for income taxes	33,017	35,611	85,871	77,613

Income from continuing operations	52,807	50,699	135,820	121,381
Income (loss) from discontinued operations, net of income taxes	(148)	(456)	(1,237)	1,480

Net income	$52,659	$50,243	$134,583	$122,861

Basic earnings per common share:
Income from continuing operations	$0.93	$0.82	$2.34	$1.91
Income (loss) from discontinued operations	(0.01)	(0.01)	(0.02)	0.02

Net income	$0.92	$0.81	$2.32	$1.93

Diluted earnings per common share:
Income from continuing operations	$0.91	$0.81	$2.30	$1.88
Income (loss) from discontinued operations	—	(0.01)	(0.02)	0.02

Net income	$0.91	$0.80	$2.28	$1.90

Number of common shares for earnings per share computations:
Basic	56,906,967	61,792,832	58,058,061	63,669,088
Diluted	57,773,814	62,680,059	58,948,955	64,557,393

BJ’s clubs in operation - end of period	180	177

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	January 31, 2009	February 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$51,157	$97,314
Accounts receivable	124,498	115,228
Merchandise inventories	859,520	877,466
Current deferred income taxes	13,936	26,340
Prepaid expenses	27,364	28,991

Total current assets	1,076,475	1,145,339
Property, net of depreciation	914,578	874,453
Deferred income taxes	8,033	4,321
Other assets	22,350	22,406

TOTAL ASSETS	$2,021,436	$2,046,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$567	$529
Accounts payable	583,367	622,965
Closed store lease obligations	2,006	1,726
Accrued expenses and other current liabilities	322,759	321,214

Total current liabilities	908,699	946,434
Long-term debt, less portion due within one year	1,148	1,715
Noncurrent closed store lease obligations	9,336	10,633
Other noncurrent liabilities	117,449	107,245
Stockholders’ equity	984,804	980,492

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,021,436	$2,046,519

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Fiscal Year Ended
	January 31, 2009	February 2, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$134,583	$122,861
Provision for (reversal of) closing and impairment costs	1,371	(2,847)
Depreciation and amortization	107,609	106,403
Share-based compensation expense	19,398	19,018
Deferred income taxes	8,507	1,213
(Increase) decrease in merchandise inventories, net of accounts payable	(18,272)	28,422
Decrease in closed store lease obligations	(2,269)	(3,309)
Other	(26,986)	33,050

Net cash provided by operating activities	223,941	304,811

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(138,039)	(89,857)
Property disposals	8,722	118
Purchase of marketable securities	(245)	(1,510)
Sale of marketable securities	349	1,614

Net cash used in investing activities	(129,213)	(89,635)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	3,338	3,001
Purchase of treasury stock	(170,163)	(225,628)
Proceeds from issuance of common stock	26,494	49,405
Dividends paid	(25)	(25)
Repayment of long-term debt	(529)	(492)

Net cash used in financing activities	(140,885)	(173,739)

Net increase (decrease) in cash and cash equivalents	$(46,157)	$41,437

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	During 2008, the Company recorded post-tax expense of $0.5 million, or $.01 per diluted share, to increase its reserve for closed clubs. This expense was recorded in the third quarter.

2.	Also in 2008, the Company recorded post-tax income of $3.3 million, or $.06 per diluted share, as a result of favorable state income tax audit settlements. The full year amount included favorable settlements of $1.3 million, or $.02 per diluted share, in the fourth quarter.

3.	During 2007, the Company recorded post-tax income of $3.6 million, or $.05 per diluted share, as a result of favorable state income tax audit settlements; $2.4 million, or $.04 per diluted share, as a result of settling the lease for one of the two ProFoods clubs which closed in January 2007; and $0.6 million, or $.01 per diluted share, in connection with completing the closing of BJ’s pharmacies in the first quarter. The tax audit and the ProFoods lease settlements occurred in the second quarter.

4.	Certain amounts in the prior year financial statements have been reclassified for comparative purposes. Refer to Item 7.01 in the Company’s report filed on Form 8-K on November 19, 2008 for additional information.